Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 2, 2019 (except for the sixth through ninth paragraphs of Note 11, as to which the date is October 16, 2019), with respect to the financial statements of Cabaletta Bio, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-234017) and related Prospectus of Cabaletta Bio, Inc for the registration of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 24, 2019